Exhibit 5.1

December 7, 2018

Sarepta Therapeutics, Inc.

215 First Street, Suite 415

Cambridge, MA 02142

Ladies and Gentlemen:

We are acting as counsel to Sarepta Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 4,219,131 shares of the Company’s common stock, $0.0001 par value per share (“Shares”) that may be issued pursuant to the Sarepta Therapeutics, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), and an additional 1,138,772 Shares that may be issued pursuant to the Sarepta Therapeutics, Inc. 2014 Employment Commencement Incentive Plan, as amended (the “2014 Plan,” and together with the 2018 Plan, the “Plans”).

We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that certificates representing the Shares, if any, will have been properly signed by authorized officers of the Company or their agents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Shares when and to the extent issued in accordance with the terms of the Plans and, if applicable, the awards granted thereunder, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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